Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: ANALYST CONTACT:	Keith Price 330-796-1863 Greg Dooley 330-796-6704
FOR IMMEDIATE RELEASE

#23401fi.1106
Goodyear Announces Closing of $1 Billion of Senior Notes

     AKRON, Ohio, November 21, 2006 — The Goodyear Tire & Rubber Company today announced that it has closed its offering of $1 billion aggregate principal amount of three-year and five-year senior notes. The notes are senior unsecured obligations of the company.
     The $500 million of three-year notes were sold at 99% of the principal amount and will bear interest at the six-month London Interbank Offered Rate, or LIBOR, plus 375 basis points. The $500 million of five-year notes were sold at par and will bear interest at a rate of 8 5/8%.
Goodyear intends to use the net proceeds from this offering to repay at maturity
     $515 million principal amount of its existing notes due December 1, 2006, and March 1, 2007. The company will use the remaining cash for general corporate purposes, which may include addressing the continuing strike by the United Steelworkers union.
     The notes were offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.
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